     Execution Version

Rule 10b5-1/Rule 10b-18 Purchase Plan

            This Rule 10b5-1/Rule 10b-18 Purchase Plan (this “Purchase Plan”), dated as of November 4, 2016, by and between Brean Capital, LLC (“Broker”), and Mr. Jiang Huai Lin (the “Purchaser”), is adopted in accordance with the terms and conditions herein.

            WHEREAS, the Purchaser desires to establish a new plan that qualifies for the affirmative defenses and safe harbor provided by Rule 10b5-1 (“Rule 10b5-1”) and Rule 10b-18 (“Rule 10b-18”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), respectively, to purchase ordinary shares of China Information Technology, Inc. (the “Issuer”), par value $0.01 per share (individually, a “Share” and collectively, the “Shares”), pursuant to the share purchase program described herein, not to exceed an aggregate value of $1,000,000 exclusive of commissions (the “Total Plan Amount”).

            WHEREAS, the Purchaser desires to engage Broker as such party’s sole agent to purchase Shares on his behalf in accordance with this Purchase Plan.

            WHEREAS, the Purchaser has established or, prior to effecting transactions under this Purchase Plan will establish, an account (an “Account”) with Broker by executing Broker’s customary account agreement and all other necessary ancillary documents with Broker.

            NOW, THEREFORE, Broker and the Purchaser hereby agree as follows:

1.        Engagement of Broker

            During the term of this Purchase Plan, Broker shall act as the sole agent of the Purchaser to purchase Shares pursuant to this Purchase Plan. Subject to the terms and conditions set forth herein, Broker hereby accepts such appointment and engagement. The Purchase Plan and the agreements, covenants, representations and warranties contained herein are effective as of the date first written above.

2.        Trading Instructions

            (a)        Broker is authorized to begin purchasing Shares as sole agent for the Purchaser pursuant to this Purchase Plan on the 30th date following the date hereof (the “Commencement Date”). Broker shall cease purchasing Shares on the Termination Date (as defined below). The period beginning on the Commencement Date and ending on the Termination Date is referred to herein as the “Plan Period”.

            (b)        In accordance with Broker’s customary procedures, Broker will deposit Shares purchased hereunder into the Purchaser’s Account against payment to Broker of the purchase price and commissions and other fees in respect thereof.

            (c)        Broker will notify the Purchaser (copying the other persons required to receive copies of all notices pursuant to Section 8(d)) via email of all transactions executed under this Purchase Plan on any calendar day that one or more purchases are made pursuant to this Purchase Plan pursuant to customary trade confirmations, supplemented as necessary to include the high and low price per Share and weighted-average purchase price per Share as to each and every set of such transactions that occur within a one dollar price range for that calendar day (such that if any purchases are made in excess of a one dollar price range, such information shall be presented for each separate set of purchases within a one dollar price range, e.g., if purchases are from $0.50 to $1.75 during one calendar day, then the information shall be separately provided for purchases from $0.50 to $1.49 and from $1.50 to $1.75, or alternatively from $0.50 to $0.75 and from $0.76 to $1.75), which shall be provided no later than the close of regular business hours on each date that an order is submitted to make a purchase pursuant to this Purchase Plan.

            (d)        (i)        On each day of the Plan Period on which the Shares are traded on the Nasdaq Global Select Market, the NASDAQ Global Market, the Nasdaq Capital Market, the OTC Bulletin Board or such other inter-dealer electronic quotation or trading market through which the Shares are publicly traded (each, a “Business Day”), Broker shall use commercially reasonable efforts to purchase in the open market or through privately negotiated transactions, as sole agent and for the account of the Purchaser in compliance with Rule 10b-18, the lesser of (x) the maximum number of Shares the Purchaser is permitted to purchase under Rule 10b-18 on such Business Day and (y) the number of Shares to be purchased pursuant to the Share Purchase Guidelines set forth on Appendix A hereto.

                         (ii)       The Purchaser shall pay to Broker the commission per Share purchased for his account as set forth on Appendix A.

            (e)        Broker will make, keep and produce promptly upon request a daily time-sequenced schedule of all Share purchases made under this Purchase Plan, on a transaction-by-transaction basis, including (i) size, time of execution and price of purchase of each Share or block of Shares purchased at a single price (before they are averaged for each daily trade confirmation); and (ii) the exchange, quotation system, or other facility through which the Share purchase occurred, which obligations are set forth under the heading “Daily Time-Sequenced Schedule Obligations” on Appendix A hereto.

3.        Broker’s Discretion to Deviate from Trading Instructions

            Notwithstanding any provision herein to the contrary, including the provisions of Section 2(d), in the event that, on any Business Day, on the advice of Broker’s counsel, effecting purchases hereunder could result in a violation of law, regulations or contractual restrictions applicable to Broker or the Purchaser (collectively, “Restrictions”), Broker may refrain from purchasing Shares or purchase fewer than the otherwise applicable number of Shares to be purchased set forth in the Share Purchase Guidelines, as determined by Broker, in its sole discretion with regard to such Restrictions. The Purchaser understands that Broker may not be able to effect a purchase due to a market disruption or a legal, regulatory or contractual restriction or internal policy application to Broker or otherwise. If any purchase cannot be executed as required by Section 2 hereof due to a market disruption, a legal, regulatory or contractual restriction or internal policy applicable to Broker or any other event, such purchase shall be cancelled and shall not be effected pursuant to this Purchase Plan and Broker shall provide written notice to the Purchaser.

4.        Termination Date

            This Purchase Plan shall terminate upon the Termination Date. “Termination Date” means the earliest of:

                         (i) the end of the Business Day on which the aggregate purchase price for all Shares purchased under this Purchase Plan equals the Total Plan Amount provided that, for avoidance of doubt, in no event shall the aggregate purchase price for all Shares purchased under this Purchase Plan exceed the Total Plan Amount;

                         (ii) the date that Broker receives notice that the Purchaser has filed a petition for bankruptcy or reorganization, or a petition for bankruptcy has been filed against the Purchaser and has not been dismissed within sixty (60) calendar days of its filing;

                         (iii) the date that the Issuer or any other person publicly announces a tender or exchange offer with respect to the Shares or a merger, acquisition, reorganization, recapitalization or other similar business combination or transaction as a result of the consummation of which the Shares would be exchanged or converted into cash, securities or other property;

                         (iv) such time as Broker determines, in its sole discretion, that it is prohibited for any reason from engaging in purchasing activity as the Purchaser’s sole agent under this Purchase Plan;

                         (v) the end of the second Business Day following the date of receipt by Broker of notice of early termination substantially in the form of Appendix B hereto, delivered by facsimile transmitted to 212-702-6649, Attention: James Morris and confirmed by telephone to James Morris at 212-702-6581;

                         (vi) the failure of the Purchaser to comply with Section 2(d)(ii) hereof; and

                         (vii) the 12-month anniversary of the Commencement Date.

            If Broker determines that any event specified in Paragraphs (i), (ii), (iii), (iv) or (vi) of this Section 4 has occurred, Broker shall promptly notify the Purchaser that this Purchase Plan has terminated pursuant to the terms of this Section 4 and the date of such termination. The Purchaser shall promptly notify Broker of the occurrence of any event specified in Paragraphs (ii) or (iii) of this Section 4 upon obtaining actual knowledge of such event.

5.        Representations, Warranties and Covenants

            (a)        The Purchaser represents and warrants to Broker that he is not aware of any material, nonpublic information concerning the Shares (“Material, Nonpublic Information”) and is entering into this Purchase Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1.

            (b)        From the date hereof until the Termination Date, the Purchaser agrees not to enter into or alter any hedging transaction with respect to any Shares.

            (c)        The Purchaser represents and warrants that as of the time of execution of this Purchase Plan, he has not entered into any similar plan or agreement with respect to Shares or any security or interest convertible into or exchangeable for Shares, respectively.

            (d)        The Purchaser agrees to inform Broker (i) of any purchases made during the Plan Period by the Issuer and any “affiliated purchaser” as defined in Rule 10b-18 immediately upon becoming aware of such purchases and (ii) if the Issuer or any “affiliated purchaser” intends to make any such purchases, promptly upon being informed of such intention. The Purchaser shall not, without two Business Days’ prior notice to Broker or consent of the Broker, during the Plan Period, directly or indirectly (including, without limitation, by means of a cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depositary share), or any security convertible into or exchangeable for Shares.

            (e)        The Purchaser represents and warrants that (i) the Issuer has issued an earnings press release regarding the most recent six-month (and year-end, if applicable) operating results of the Issuer and at least two trading days have elapsed following such issuance, the Purchaser is not aware of material, nonpublic information with respect to the Issuer or any securities of the Issuer (including the Shares); (ii) the Purchaser is entering into this Purchase Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, Rule 10b-5 under the Exchange Act, Rule 10b-18 and Rule 13e-3 under the Exchange Act or other applicable securities laws; (iii) the Purchaser’s execution of this Purchase Plan will not violate or conflict with any insider trading policy of the Issuer; (iv) to the best of the Purchaser’s knowledge, there are not legal, regulatory, contractual or other restrictions applicable to the Issuer or the Issuer’s affiliates that would prohibit or limit the Broker from either entering into the Purchase Plan or any transaction pursuant to the Purchase Plan; and (v) neither the Purchaser nor, to the Purchaser’s knowledge, the Issuer, is a party to any other plan which is valid on the date hereof for trading with respect to Shares. The Purchaser acknowledges that Broker has no liability or responsibility to the Purchaser for ensuring that the Plan complies or continues to comply with the Issuer’s insider trading or other employee policies and procedures.

            (f)        Except as contemplated by Section 4(v) of this Purchase Plan, the Purchaser acknowledges and agrees that he does not have authority, influence or control over any purchase effected by Broker pursuant to this Purchase Plan and the Purchaser agrees not to attempt to exercise any authority, influence or control over purchases.

            (g)        Broker agrees not to seek advice from the Purchaser with respect to the manner in which it effects purchases under this Purchase Plan.

6.        Compliance with the Securities Laws.

            (a)        It is the intent of the parties that this Purchase Plan comply with the requirements of subsection (c)(1)(i)(B) of Rule 10b5-1 under the Exchange Act, and the parties agree that this Purchase Plan shall be interpreted to comply with the requirements of subsection (c) of Rule 10b5-1.

            (b)        Broker agrees to use commercially reasonable efforts to satisfy the conditions of Rule 10b-18 in effecting purchases of Shares pursuant to this Purchase Plan.

7.        Indemnification

            (a)        The Purchaser agrees to indemnify and hold harmless Broker (and its directors, officers, employees and affiliates) from and against all claims, liabilities, losses, damages and expenses (including reasonable attorneys’ fees and costs) (collectively, “Damages”) arising out of or attributable to (i) any breach by the Purchaser of this Purchase Plan (including the Purchaser’s representations and warranties), and (ii) any violation by the Purchaser of applicable laws or regulations with respect to the transactions contemplated by this Purchase Plan. This indemnification will survive the termination of this Purchase Plan. The Purchaser will have no indemnification obligations hereunder (unless such breach arises out of a breach by the Purchaser of its representations, warranties or obligations hereunder), in the event that such Damages are determined by a final, non-appealable judgment of a court of competent jurisdiction to have primarily resulted from the gross negligence or willful misconduct of Broker or any other indemnified person.

            (b)        The Broker agrees to indemnify and hold harmless the Purchaser (and his successors, heirs and affiliates) from and against all Damages arising out of or attributable to (i) any breach by the Broker of this Purchase Plan, and (ii) any violation by the Broker of applicable laws or regulations with respect to the transactions contemplated by this Purchase Plan. This indemnification will survive the termination of this Purchase Plan.

            (c)        Notwithstanding any other provision herein, no party hereto will be liable to the other for (i) special, indirect, punitive, exemplary, or consequential damages, or incidental losses or damages of any kind, including but not limited to lost profits, lost savings, loss of use of facility or equipment, regardless of whether arising from breach of contract, warranty, tort, strict liability or otherwise, and even if advised of the possibility of such losses or damages or if such losses or damages could have been reasonably foreseen, or (ii) any failure to perform or for any delay in performance that results from a cause or circumstance that is beyond its reasonable control, including but not limited to failure of electronic or mechanical equipment, strikes, failure of common carrier or utility systems, severe weather, market disruptions or other causes commonly known as “acts of God”.

            (d)        The Purchaser acknowledges and agrees that Broker has not provided him with any tax, accounting or legal advice with respect to this Purchase Plan, including whether the Purchaser would be entitled to any of the affirmative defenses under Rule 10b5-1 or entitled to the safe harbor of Rule 10b-18.

8.        General

            (a)        This Purchase Plan (including any Appendices, Annexes or Exhibits) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes any previous or contemporaneous agreements, understandings, proposals or promises with respect thereto, whether written or oral. This Purchase Plan may only be modified or amended by a writing signed by the parties hereto.

            (b)        This Purchase Plan will be governed by, and construed in accordance with, the laws of the State of New York, without regard to such State’s conflict of laws rules.

            (c)        This Purchase Plan and each party’s rights and obligations hereunder may not be assigned or delegated without the written permission of the other party and shall inure to the benefit of each party’s successors and permitted assigns, whether by merger, consolidation or otherwise.

            (d)        All notices to Broker under the Plan shall be given to Broker by email or by certified mail to the address below:

Brean Capital, LLC
1345 Avenue of the Americas – 29th Fl.
New York
New York 10105
Tel: 212-702-6581
Email: jmorris@breancapital.com
Attention: James Morris

            All notices to the Purchaser under the Plan shall be given by email or certified mail, all as specified below:

Jiang Huai Lin
21st F, Everbright Bank Bldg.,
Futian District, Shenzhen 518040
People’s Republic of China
Tel: 86-755-83708333
Email:linjh@chinacnit.com; irisyan@chinacnit.com

With copies to:

Kevin (Qixiang) Sun, Esq.
BEVILACQUA PLLC
1629 K Street, NW
Suite 300
Washington, DC 20006
Tel: 202-618-1519
Email: kevin@bevilacquapllc.com

            (e)        This Purchase Plan may be executed in two or more counterparts and by facsimile signature.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have signed this Purchase Plan as of the date first written above.

BROKER:

BREAN CAPITAL, LLC

By: /s/ Jeff Kugler
Name: Jeff Kugler
Title: Chief Operating Officer

PURCHASER:

JIANG HUAI LIN

/s/ Jiang Huai Lin

APPENDIX A

Share Purchase Guidelines

Purchase Price Range	Number of Shares to be Purchased

Maximum price: $1.00/Share; Maximum daily purchase_________________Shares.	Broker shall not purchase Shares once the aggregate purchase price for all Shares purchased under this Purchase Plan exceed the Total Plan Amount.

In the event that some portion of the Shares cannot be purchased on a given date due to market disruption, applicable restriction, insufficient volume or other event, the amount not purchased shall be purchased as promptly as practical after the cessation or termination of such event, subject to all other terms of the Purchase Agreement, including but not limited to Sections 3 and 6.

In the event Broker is unable to purchase on a Business Day the maximum number of Shares permitted by Rule 10b-18 and Rule 10b5-1 (such purchases cumulatively not to exceed the Total Plan Amount), Broker is authorized to purchase additional Shares on the next Business Day and each succeeding Business Day in that trading week up to the amount of such shortfall. In no event shall purchases on any Business Day exceed 25% of the average daily trading volume reported for the Shares during the four calendar weeks preceding the week in which the purchase is to be effected (excluding known block purchases by the Issuer or the Purchaser from the trading volume if required by Rule 10b-18) or such other percentages as may be permitted by Rule 10b-18 and other applicable law from time to time.

All Share amounts and limit prices listed herein shall be increased or decreased to reflect stock splits should they occur.

Record Keeping

Daily Time-Sequenced Schedule Obligations
Obligor		Obligation

Broker	Broker is to make, keep and produce promptly upon request a daily time-sequenced schedule of all Share purchases made under this Purchase Plan, on a transaction-by-transaction basis, including:

	•	size, time of execution, price of purchase of each Share or block of Shares purchased at a single price (before they are averaged for each daily trade confirmation); and

	•	the exchange, quotation system, or other facility through which the Share purchase occurred.

Commissions

Purchaser shall pay to Broker a commission of $0.015 per Share purchased on his behalf.